Exhibit 10.4

                              EMPLOYMENT AGREEMENT

      The Employment Agreement (the "Agreement") is made and entered into as of the 22nd day of August, 2002 (the "Effective Date"), by and between CYTOMEDIX, INC., a Delaware corporation (the "Company"), and KENT T. SMITH ("Executive").

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows.

                                    ARTICLE 1

                      EFFECTIVE DATE AND TERM OF EMPLOYMENT

      1.1 Term of Employment. Subject to extension in accordance with Section 1.2, the Term, as defined below, of the Agreement shall commence on the Effective Date and shall continue until the date one year hence (the "Initial Term"), unless terminated earlier in accordance with Article 5 of the Agreement. For purposes of the Agreement, the "Term" shall mean the Initial Term and any extensions thereof made in accordance with Section 1.2 below.

      1.2 Extension of Term. The Initial Term of the Agreement may be extended upon the mutual agreement of the parties by two years on the first anniversary of the Effective Date and in one year increments on each subsequent anniversary of the Effective Date thereafter. Any party desiring to extend the Term of the Agreement must notify the other party, in writing, not less than ninety (90) days prior to the last day of the Term of the Agreement then in effect. If both parties give such written notice not less than ninety (90) days prior to the expiration of the Term then in effect, the Term automatically extends for an additional year (or in the case of the first anniversary, two (2) years), as noted above.

      1.3 Expiration of Term. If the Term of the Agreement expires based on the Company giving notice of an election not to extend the Term under Section 1.2, the termination of Executive's employment that results shall be treated as an Involuntary Termination for Other than Cause under Section 5.5 below for purposes of the payments and benefits due Executive from the Company. If the Term of the Agreement expires based on Executive giving notice of an election not to extend the Term under Section 1.2, the termination of Executive's employment that results shall be treated as a Voluntary Termination under
Section 5.8.2 for purposes of the payments and benefits due Executive from the Company.


                                    ARTICLE 2
                              DUTIES AND ACTIVITIES

      2.1 Employment. During the Term, the Company shall employ Executive, and Executive shall accept employment with the Company, upon the terms and subject to the conditions set forth in the Agreement.

      2.2 Position. During the Term, Executive shall serve as President and Chief Executive Officer of the Company, and shall hold such other position or positions as the parties mutually agree in writing. Executive shall report directly to the Chairman of the Board of Directors of the Company (the "Board"). As President and Chief Executive Officer, Executive shall have overall responsibility for directing the Company toward the achievement of its business objectives as developed by the Board. Upon the termination of Executive's employment hereunder in accordance with Article 5, Executive shall immediately resign as President and Chief Executive Officer and from all other positions, if any, with the Company.

      2.3 Duties. During the Term, Executive shall devote his business time, attention, and energies to the business of the Company and use his best efforts to promote the interest of the Company. Executive shall perform such duties, services, and responsibilities incident to the Executive's positions that are reasonably consistent with such positions and shall act in accordance with the policies and directives of the Company as determined from time to time. In the capacity, Executive shall have the full authority and be responsible to manage the operations of the Company consistent with the Company's annual and strategic business plans, such plans to set forth guidelines related to budgeting, capital expenditures, hiring and other initiatives, and to be formulated by Executive and approved by the Board. Executive shall have the authority to bind the Company to contracts that are consistent with the Executive's duties and responsibilities, subject only to specific limitations imposed by the Board.

      2.4 Principal Location. The principal location at which Executive's services are to be performed shall be at office space located in reasonable proximity to Executive's home address, which is 13319 Seagrove Street, San Diego, CA 92130, subject to reasonable travel requirements during the course of performing such services.

      2.5 Other Activities. Subject to Article 7, and not withstanding Section 2.3, Executive may engage in other business activities and invest his personal assets in other businesses or ventures to the extent that such other activities, business, or ventures do not materially interfere with the performance of his duties under the Agreement.

                                    ARTICLE 3
                          SALARY, BONUS, AND BENEFITS

      3.1 Base Salary. During the Term of this Agreement, the Company shall pay Executive a base salary ("Base Salary"). Commencing on the Effective Date through December 31, 2002, this Base Salary shall be not less than the annual rate of $200,000. At the end of each calendar year, the Company's Board of Directors shall review Executive's Base Salary and may in its discretion increase, but may not decrease without his prior written consent, Executive's Base Salary.

      3.2 Incentive Stock Options. The Company shall grant Executive Incentive Stock Options as outlined in Part A of Appendix 1.

      3.3 Annual Bonus and Long-Term Incentive Program. The Company shall establish, and Executive shall be entitled to participate in the Company's Bonus Compensation Program, beginning in the year 2003, which shall be substantially in accordance with the summary points contained in Part A of Appendix I, attached hereto and made part hereof. To the extent that Executive is entitled to receive each Bonus, such payment shall be made not later than sixty (60) days following the end of the Company's fiscal year. The Company shall establish, and Executive shall also be entitled to participate in, the Company's Executive Long Term Incentive Program as described in Part A of Appendix I.

      3.4 Withholding. The Company shall deduct or withhold from the compensation and benefits payable to Executive hereunder any and all sums required for federal and state income and employment taxes now applicable or that may be enacted and become applicable during the Term of the Agreement.

      3.5 Benefits. During the Term, the Company shall provide Executive with benefits as described in Part B of Appendix I, and Executive agrees to submit to any medical or other examination and to execute and deliver any application or other instrument in writing reasonably necessary to effectuate such benefit plan or insurance coverage. Executive shall be entitled to participate in all ordinary and customary benefit plans afforded to executive employees of the Company. Executive's participation in said benefit plans shall be at the Company's sole expense except to the extent employee contributions may be required under the Company's benefit plans as they may now or hereafter exist. Such benefits may include any qualified or unqualified pension, profit sharing, and savings plans, any death benefit and disability benefit plan, life insurance coverage, any cafeteria plans, and any medical, dental, health, vision and welfare plans or insurance coverage.

      3.6 Vacation. During the Term, Executive shall be entitled to three (3) weeks of paid vacation for each year of his employment hereunder. Unused vacation may be carried over from year to year, subject to a cap equal to Executive's annual vacation entitlement. Once that cap is reached, Executive will not accrue any additional vacation until his accrued vacation time falls below the cap. Vacations shall be taken at such times as are approved by the Chairman of the Board or in accordance with the policies of the Company then in effect.

                                    ARTICLE 4
                                BUSINESS EXPENSES

      4.1 Expenses. The Company shall pay or reimburse the Executive for all reasonable and authorized business expenses incurred by the Executive during the Term.

      4.2 Business Travel. The Company shall reimburse Executive for expenses incurred for business-related travel in accordance with existing Company travel policies, which may change from time to time.

      4.3 Documentation. As a condition to reimbursement under the Article 4, Executive shall furnish to the Company adequate records and other documentary evidence required by federal and state statutes and regulations for the substantiation of each expenditure. Executive acknowledges and agrees that failure to furnish the required documentation may result in the Company denying all or part of the expense for which reimbursement is sought.

                                    ARTICLE 5
                            TERMINATION OF EMPLOYMENT

      5.1 Termination of Employment. Notwithstanding the provisions of Article 1, either the Company or Executive may terminate Executive's employment hereunder during the Term, subject to the following terms and conditions.

      5.2 Involuntary Termination by the Company for Cause. As used in the Agreement, "Cause" shall mean either:

      5.2.1 a material and willful breach of any material term of the Agreement by Executive, as determined by a majority of the disinterested directors of the Board, but only if such material and willful breach remains uncured (as reasonably determined by the Board) after thirty (30) days have elapsed following the date that the Company gives Executive written notice of such breach;

      5.2.2 willful conduct by Executive that is materially injurious to the Company or to any affiliate or successor thereto, whether financial or otherwise, as determined by a majority of the disinterested directors of the Board, but only if Executive has failed to cease any such conduct within fifteen
(15) days after the date the Company gives Executive written notice of its belief that Executive is engaging in such conduct;

      5.2.3 Executive's conviction of a felony,

      5.2.4 Executive's conviction of any crime involving moral turpitude or dishonesty.

The Company may terminate Executive's employment hereunder for Cause by giving Executive thirty (30) days' written notice. Where Executive is entitled to a cure period, the termination date under this Section shall be the day after the cure period expires, if Executive fails to cure. In such event, the Company shall pay to Executive his Base Salary through the date of Executive's termination, his accrued but unused vacation, all deferred compensation owed to Executive under any other agreements, and his reimbursable expenses pursuant to
Article 4 incurred prior to such termination.

      5.3 Termination for Disability. As used in the Agreement, Executive's "Disability" shall mean a good faith determination by the Board, acting without participation by Executive, based on competent and independent medical evidence, that Executive, as a result of a mental or physical disease or condition expected to continue indefinitely, is incapable of performing a substantial portion of the services contemplated in the Agreement. The Company may terminate Executive's employment hereunder in the event of Executive's Disability by giving Executive thirty (30) days' written notice. In such event, the Company shall pay to Executive his Base Salary through the date of termination (which shall be thirty (30) days after written notice is given) and, thereafter, his Base Salary for a period of eleven (11) additional months after the date of termination, less net amounts received during that period from any long-term disability insurance provided under Article 3. The Base Salary shall be paid at the annual rate of Executive's Base Salary in effect on the date of Executive's termination of employment and shall be payable not less frequently than semi-monthly in accordance with the Company's executive compensation practices. The Company shall also pay to Executive a prorated bonus and incentive compensation payment based on the then applicable bonus plan/long term incentive compensation program in an amount equal to the bonus/incentive payment that would otherwise be paid for the fiscal/calendar (depending on the plan or program) year in which Executive is terminated, multiplied by a fraction, the numerator of which is the number of days that Executive was employed during that year, and the denominator of which is 365, payable no later than sixty (60) days after the end of the fiscal/calendar year in which Executive's employment is terminated. The Company shall also pay Executive's accrued but unused vacation, all deferred compensation owed to Executive under any other agreements, and his expenses incurred prior to such termination of employment reimbursable under Article 4. All benefits provided under Section 3.5 shall be extended, at Executive's election and cost, to the extent permitted by Company's insurance policies and benefit plans, for twelve (12) months after the date of Executive's termination, except as required by law (e.g., COBRA health insurance continuation election).

      Within sixty (60) days of the Effective Date hereof, the Executive shall provide to the Board written documentation from a licensed physician evidencing the Executive's fitness for duty as such duties are described herein.

      5.4  Termination  for  Death.   Executive's   employment  hereunder  shall
terminate upon Executive's death. In such event, the Company shall pay to Executive's estate his Base Salary until the end of the month in which the death occurred, all accrued but unused vacation pay, all deferred compensation owed to Executive under any other agreements, and all unreimbursed expenses which are reimbursable pursuant to Article 4 incurred prior to his death.

      5.5 Involuntary Termination for Other than Cause. The Company may terminate Executive's employment hereunder during a Term of employment other than for Cause by giving Executive ninety (90) days' written notice. Any termination of Executive's employment by the Company without Cause, prior to a Change of Control, that occurs at the request or insistence of any person (other than the Company) relating to such Change of Control shall be deemed to have occurred after the Change of Control for the purposes of the Agreement.

      Should the Executive's employment be terminated hereunder during a Term of employment other than for Cause, prior to a Change of Control, the Company shall pay to Executive all Base Salary and bonuses earned up to and including the date of termination (which shall be the date ninety (90) days after the date of the written notice), all accrued and unused vacation, and all unreimbursed expenses which are reimbursable pursuant to Article 4 incurred prior to such termination. In addition, the Company shall:

      5.5.1 pay to Executive a severance payment in an amount equal to six (6) months of Executive's Base Salary in effect on the date of termination (the "Severance Payment"). The Severance Payment shall be paid in a lump sum within thirty (30) days of the date of termination, at the annual rate of Executive's Base Salary on the date of termination.

      5.5.2 pay to Executive a prorated bonus and a prorated long term incentive program payment, based on the then applicable bonus plan/long term incentive program, in an amount equal to the bonus/incentive payment that would otherwise be paid for the fiscal/calendar (depending on the plan or program) year in which Executive is terminated, multiplied by a fraction, the numerator of which is the number of days that Executive was employed during that year, and the denominator of which is 365, payable no later than sixty (60) days after the end of the fiscal/calendar year in which Executive's employment is terminated.

      5.5.3 keep all medical, disability, life and dental benefits that are in effect as of the date of termination in force, at the sole cost to the Company, for twelve (12) after the date of notice of termination;

      5.5.4 extend the exercise date of any stock options that the Executive has to purchase shares in the Company for a term of twelve (12) months from the date of termination; and

      5.5.5 immediately pay to Executive all deferred compensation owed to Executive under any other agreements.

      5.6 Involuntary Termination by Executive For "Good Reason" As used in the Agreement, "Good Reason" shall mean any of the following:

      5.6.1 a material and willful breach of any material term of the Agreement by the Company, including but not limited to the assignment to Executive of any duties inconsistent in any material respect with Executive's position (including status, offices, title, and reporting requirements), authority, duties or other responsibilities or any other action of the Company that results in a material diminishment in such position, authority, duties, or responsibilities, or a reduction by the Company in Executive's Base Salary, Bonus and Incentive Compensation programs as in effect on the Effective Date and as the same shall be increased from time to time hereafter; unless remedied (as reasonably determined by Executive) within thirty (30) days after receipt of written notice thereof given by Executive;

      5.6.2 the Company's requiring Executive to be based at a location in excess of thirty (30) miles from the location of Executive's principal residence without the prior written consent of Executive;

      5.6.3 the failure by the Company to: (a) continue in effect any material compensation or benefit plan, program, policy or practice in which Executive was participating during the Term of his employment or at the time of a Change of Control; or (b) provide Executive with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each employee benefit plan, program, policy and practice as in effect immediately prior to a Change of Control (or as in effect following the Change of Control, if greater); or

      5.6.4 the failure by the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Agreement, or an election by Executive not to give consent to an assignment under Section 8.5, or an election by Executive to terminate his employment at the same time as or within six (6) months after a Change in Control.

Executive may terminate his employment hereunder for Good Reason by giving the Company thirty (30) days' written notice. Where the Company is entitled to a cure period, the termination date under this Section shall be the day after the cure period expires, if the Company fails to cure. Such a termination shall be treated as an Involuntary Termination for Other than Cause, and Executive shall be entitled to the payments and benefits as set forth in Section 5.5 above, except that the Severance Payment referenced in Section 5.5.1 shall be in an amount equal to eleven (11) months of Executive's Base Salary.

      5.7 Change of Control.

      5.7.1 Following or at the same time as a Change of Control (as defined below), if the Agreement is terminated (or not renewed) by the Company in accordance with Section 5.5 or 1.2, or by the Executive in accordance with
Section 5.6, then, in addition to the benefits described in Section 5.5, all of Executive's issued and unvested stock options shall immediately become fully vested and exercisable.

      5.7.2 "Change of Control" shall mean any of the following:

            a.  a sale of all or substantially all of the assets of the Company;

            b. the acquisition of more than thirty percent (30%) of the common stock of the Company (with all classes or series thereof treated as a single class) by any person or group of persons, except a Permitted Shareholder (as hereinafter defined), acting in concert. A "Permitted Shareholder" means a holder, as of the date the 2002 Stock Option Plan was adopted by the Company, of common stock;

            c. a reorganization of the Company wherein the holders of common stock of the Company receive stock in another company, a merger of the Company with another company wherein there is a fifty percent (50%) or greater change in the ownership of the common stock of the Company as a result of such merger, or any other transaction in which the Company (other than as the parent corporation) is consolidated for federal income tax purposes or is eligible to be consolidated for federal income tax purposes with another corporation;

            d. in the event that the common stock is traded on an established securities market, a public announcement that any person has acquired or has the right to acquire beneficial ownership of fifty-one percent (51%) or more of the then-outstanding common stock and, for this purpose, the terms "person" and "beneficial ownership" shall have the meanings provided in Section 13(d) of the Securities and Exchange Act of 1934 or related rules promulgated by the Securities and Exchange Commission, or the commencement of or public announcement of an intention to make a tender offer or exchange offer for fifty-one percent (51%) or more of the then outstanding common stock;

            e. a majority of the Board of Directors is not comprised of Continuing Directors. A "Continuing Director" means a director recommended by the Board for election as a director of the Company by the stockholders; or

            f. a sufficient change in the share ownership of the Company to constitute a change of effective ownership or control of the Company.

      5.8 Voluntary Termination. The Agreement may be voluntarily terminated under either of the following conditions:

      5.8.1 At any time, upon the mutual written consent of the parties prior to the expiration of the Term set forth in Article 1. In the event of such voluntary termination, Executive agrees to remain in the service of the Company for an agreed upon period of time not to exceed three (3) months to facilitate transition. Executive's compensation during said transition shall be determined and paid as follows. During said transition, Executive shall continue receive compensation equal to 110 percent of his Base Salary at the time of the termination. Said payment shall be made at least monthly. The Company understands that Executive, during the transition period, will be seeking other opportunities and will not be devoting his full time and attention to the affairs of the Company. The parties shall be free to agree upon any different or additional terms in writing at the time of the termination.

      5.8.2 At any time, upon sixty (60) days' prior written notice by Executive. In such event, the Company shall pay to Executive his Base Salary through the Executive's date of termination (which shall be sixty (60) days after the date of his written notice), his accrued but unused vacation, all deferred compensation owed to Executive under any other agreements, and his reimbursable expenses pursuant to Article 4 incurred prior to such termination. The Company may accelerate the termination date by giving a lump-sum payment in lieu of notice.

                                    ARTICLE 6
                                    INSURANCE

      6.1 The Company shall provide the Executive with directors' and officers' liability insurance coverage. In the event that the Company's directors' and officers' liability insurance coverage lapses, and if the Executive is a party to or is threatened to be made a party to any threatened, pending or completed claim, action, suit, or proceeding, or appeal therefrom, whether civil, criminal administrative, investigative, or otherwise, because he is or was an officer and/or director of the Company or at the express request of the Company is or was serving for purposes reasonably understood by him to be for the Company as a director, officer, partner, employee, agent, trustee, or in any other capacity of an association, corporation, general or limited partnership, joint venture, trust, or other entity, the Company shall indemnify the Executive against, and shall pay and advance, all reasonable expenses, including attorney's fees and disbursements, and any judgments, fines, and amounts paid in settlement incurred by him in connection with such claim, action, suit, proceeding, or appeal therefrom, to the fullest extent permitted under applicable law.

                                    ARTICLE 7
                              RESTRICTIVE COVENANTS

      7.1 Confidential Information. In the course of his employment hereunder, Executive may have access to confidential records, data, formulae, customer lists, trade secrets, specifications, inventions and processes owned by the Company. During the Term and thereafter, Executive shall not, directly or indirectly, disclose such information to any person or use any such information, except as required in the performance of Executive's duties hereunder. All records, files, keys, drawings, documents, models, equipment, and the like relating to the Company's business, which Executive shall prepare, copy, or use, or with which Executive comes into contact shall be and remain the Company's sole property, shall not be removed from the Company's premises, except as necessary for the performance of the Executive's duties, and shall be returned to the Company upon the expiration or termination of the Term of Executive's employment.

      7.2 Competing Business. As used in the Agreement, a "Competing Business" refers to any person or entity engaged in any of the businesses in which the Company or any of its affiliates, or any of their respective successors and assigns, are engaged. The restrictions contained in the paragraphs of the
Article 7 shall apply only to Executive's actions within the cities, counties, states of the United States, and other countries where the Company and its affiliates do business during the Non-competition Period. The Company and Executive acknowledge and agree that the duration, scope, and geographic area for which the covenant is to be effective are reasonable.

      7.3 Non-competition Period. The "Non-Competition Period" shall be one year following the date of termination of Executive's employment

      7.4 Covenant Not to Compete. Executive shall not, at any time during the Term and during the Non-competition Period,

      7.4.1 either directly or indirectly, or solely or jointly with other persons or entities, own, manage, operate, join, control, consult with, render services for or participate in the ownership, management, operation or control of, or be connected as an officer, director, employee, partner, principal, agent, consultant or other representative with, or permit his name to be used in connection with any profit or nonprofit business, organization or entity, other than the Company and its affiliates, which operates or engages in or owns an interest in a Competing Business.

      7.4.2 lend any credit or money for the purposes of establishing or operating any Competing Business or otherwise give aid or advice to any person, firm, association, corporation, or entity engaging in any Competing Business, or

      7.4.3 solicit, contract, divert, or take away or attempt to solicit, divert, or take away any of the customers, potential customers, business or patrons of the Company and its affiliates or any of their respective successors and assigns, directly or indirectly, by or for himself or as the agent of any other person or entity or through others as an agent or on behalf of a competitor of the Company.

Notwithstanding the foregoing, Executive may own publicly traded securities issued by a Competing Business, provided that Executive shall not own more than 1 percent of the value of any class of such securities outstanding at such time.

      7.5 Solicitation of Employees. Executive shall not, at any time during the Term or during the Non-competition Period, defined as the term of the employment, directly or indirectly, by or for himself or as the agent of any other person or entity or through others as an agent in any way solicit or induce or attempt to solicit or induce any employee, officer, representative, consultant, or other agent of the Company or its affiliates, whether such person is presently employed with the Company or an affiliate or may hereinafter be so employed, to leave the Company's employ or the employ of a Company affiliate.

      7.6 Disclosure of Proprietary Information. In the course of Executive's employment with the Company, Executive may have access to confidential records, data, formulae, customer lists, trade secrets, specifications, inventions, and processes owned by the Company and its affiliates. During Executive's employment with the Company and thereafter, Executive shall maintain in strict confidence and shall not, directly or indirectly, use, disseminate, disclose, or publish or use for his benefit or the benefit of any person, firm, corporation, or other entity, any confidential or proprietary information or trade secrets of or relating to the Company and its affiliates, or which the Company and its affiliates have a right to use, including, without limitation, information with respect to the Company's and its affiliates' vendors, suppliers, customers, potential customers, marketing methods, costs, prices, and terms of employment. Executive shall not deliver to any person, firm, corporation, or other entity any document, record, notebook, computer program or similar repository containing any such confidential or proprietary information or trade secrets, except as required in the faithful performance of Executive's duties during employment with the Company, provided, however, that the foregoing restriction shall not apply to (i) disclosure or use of Executive's general business knowledge or any such information that became generally available to the public in any manner or form through no fault of Executive, (ii) disclosure or use of any such information with the Company's prior written consent, or (iii) disclosure of any such information required by a court or a governmental agency of competent jurisdiction. In the event that Executive is so required or compelled to make such disclosure, Executive shall cooperate with the Company to preserve in full the confidentiality of all proprietary information whose disclosure is not required or compelled.

      7.6.1 All such information and trade secrets and all records, files, keys, drawings, documents, models, equipment and the like relating to the Company's and its affiliates' business with which Executive comes into contact shall be and remain the sole property of the Company and its affiliates, shall not be removed from the Company's or its affiliates' premises, except as reasonably appropriate for the performance of Executive's duties or with the Company's prior written consent, and shall be returned to the Company and its affiliates upon Executive's retirement or other termination of employment with the Company.

      7.6.2 The Company and Executive hereby stipulate and agree that as between them the foregoing matters are important, material, and confidential proprietary information and trade secrets and affect the successful conduct of the business of the Company, its affiliates, and any successor or assignee of the Company and its affiliates. In the event that during Executive's employment with the Company or thereafter, Executive becomes employed by any employer other than the Company, Executive shall notify such employer of the terms of the Article 7 and all sections and subsections thereunder not later than the date on which Executive commences employment with such employer.

      7.7 Normal Business Communications. Notwithstanding the foregoing, Executive may engage in discussion and meetings with representatives of a Competing Business in the normal course of the business of the Company during Executive's employment with the Company.

      7.8 Enforcement of Covenants Not to Compete or Disclose.

      7.8.1 The Company and Executive intend that the provisions of the Article 7 shall be fully enforceable as set forth herein. To the extent that any court of competent jurisdiction finds that any such provision is unenforceable by reason of its duration or scope, the Company and Executive agree that it shall be enforced insofar as it may be enforced within the limits of the law of that jurisdiction but that the Agreement as a whole shall be unaffected elsewhere.

      7.8.2 The Company and Executive recognize and acknowledge that the Company, by the Agreement, has sought to prohibit competition and disclosure of confidential information by Executive during Executive's employment with the Company and thereafter and that Executive's performance of services or disclosure of confidential information in contravention of the Agreement or other breach of the provisions of the Article 7 would consequently cause immediate and irreparable harm to the business and goodwill of the Company and its affiliates, the exact amount of which will be difficult or impossible to ascertain, and that damages, if any, and other remedies at law would be inadequate. Accordingly, should Executive perform or attempt or threaten to perform services or disclose confidential information in contravention of the Agreement or otherwise breach the provisions of the Article 7, the Company shall, in addition to any and all other remedies available to it under the Agreement, have the right to seek and obtain an injunction or other equitable relief, restraining and preventing Executive from performing such services, disclosing such information, or breaching the provisions of this Article 7.

      7.8.3 The Company shall not decrease or discontinue any payments to or for the benefit of Executive or deny him any other benefit under this Agreement based upon a claim that Executive has breached this Article 7. The Company shall instead continue such payments and benefits pending legal resolution of any issues between the parties and entry of a final court judgment resolving those issues.

                                    ARTICLE 8
                               GENERAL PROVISIONS

      8.1 Entire Agreement. The Agreement is intended to be the final, complete, and conclusive agreement between the parties relating to the employment of the Executive by the

Company   with   respect  to  the  Term,   and  all  prior  or   contemporaneous
understandings, representations, and statements, oral or written, are merged herein. No modification, waiver, amendment, discharge, or change of the Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement thereof is or may be sought.

      8.2 No Waiver. No waiver by conduct or otherwise by any party of any term, provision, or condition of the Agreement shall be deemed or construed as a further or continuing waiver of any such term, provision, or condition or as a waiver of a similar or dissimilar condition or provision at the same time or at any prior or subsequent time.

      8.3 Remedies Not Exclusive. No remedy conferred by any of the specific provisions of the Agreement is intended to be exclusive of any other remedy, except as expressly provided in the Agreement, and each and every remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing in law, in equity, by statute, or otherwise. No failure by any party to exercise and no delay in exercising any rights shall be construed or deemed to be a waiver thereof, and no single or partial exercise by any party shall preclude any other or future exercise thereof or the exercise of any other right.

      8.4 Notices. Except as otherwise provided in the Agreement, any notice, approval, consent, waiver, or other communication required or permitted to be given or to be served upon any person or entity in connection with the Agreement shall be in writing. Such notice shall be either personally served, sent by telegram, tested telex, fax, cable, prepaid registered or certified mail with return receipt requested, or by other express mail service and shall be deemed given at the time such notice was actually given if personally served or by express mail service, or two business days following delivery by telegram, telex, fax, cable, or mail. Any notice given by telegram, telex, fax, or cable shall be confirmed in writing by the carrier making the service within forty-eight hours after being sent. Such notices shall be addressed to the party to whom such notice is to be given at the party's address set forth below or as such party shall otherwise direct.

          If to the Company:    Cytomedix, Inc.
                                Eden Tower Plaza
                                790 Frontage Road
                                Northfield, IL  60093

          If to the Executive:  Kent T. Smith
                                13319 Seagrove Street
                                San Diego, CA 92130

      8.5 Assignment. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and the Company, and their respective successors, heirs (in the case of Executive) and assigns, except that
(1) the Agreement and the Executive's rights and obligations hereunder may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void; and (2) in the event of any sale, transfer, or other disposition of all or substantially all of the Company's assets or business, whether by merger, consolidation or otherwise, the Company may assign the Agreement and its rights hereunder, only with the

Executive's consent and only provided that such assignment shall not limit the Company's liability under the Agreement to the Executive. Notwithstanding any of the foregoing, all of Executive's rights and interest hereunder shall be assignable to Executive's legal representatives, executors or conservators in the event of Executive's Death or Disability.

      8.6 Governing Law. The Agreement shall be construed and enforced in accordance with the laws of California without giving effect to the principles of conflict of laws thereof. Venue for any dispute resolution shall be in San Diego, California.

      8.7 Counterparts. The Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

      8.8 Severability. The provisions of the agreement are severable, and if any provision or application thereof is held invalid or unenforceable, then such holding shall not affect any other provision or application.

      8.9 Arbitration. Any controversy or claim arising out of or related to the Agreement or the breach thereof shall be settled by binding arbitration in accordance with the rules then in effect of the American Arbitration Association, which arbitration shall be held in San Diego, California. The arbitrator's decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

      8.10 Injunctive Relief. The Executive agrees that it would be difficult to compensate Company fully for damages for any violation of the provisions of the Agreement, including without limitation the provisions of Article 7. Accordingly, the Executive specifically agrees that the Company and its successors and assigns shall be entitled to temporary and permanent injunctive relief to enforce the provisions of the Agreement. The provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.


                  [Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the parties execute the Agreement effective the date first above written.

      COMPANY:

      CYTOMEDIX, INC., a Delaware corporation

      By:    /s/David Crews
      Title: Director
      Date:  August 22, 2002


      EXECUTIVE:

      /s/Kent T. Smith
      Kent T. Smith
      Date:  August 13, 2002

                                   APPENDIX I

                       Part A - Bonus and Incentive Plans

1. Annual Bonus. In addition to Executive's Base Salary, each year Executive shall be eligible to participate in the Company's "Annual Bonus Program." The amount of the Annual Bonus (as defined below) as well as the nature of such Annual Bonus (i.e., mandatory or discretionary) shall be determined as set forth below.

      (a) Mandatory Annual Bonus. On an annual basis, and in each instance prior to the beginning of the next fiscal year, the Board, in consultation with the Company's management, will determine a revenue target (the "Revenue Target") for the coming fiscal year. In the event that, at the end of the applicable fiscal year, the Company actual revenues are less than eighty percent (80%) of the applicable Revenue Target, then payment of the Annual Bonus shall not be mandatory and shall be determined as set forth in Section 1(b) of Part A of this Appendix I. In the event that, at the end of the applicable fiscal year, the Company actual revenues are equal to or exceed eighty percent (80%) of the Applicable Target, then the Annual Bonus shall be payable as follows:

                   -----------------------------------------------
                     Actual Revenue (as             Percentage of
                    % of Target Revenue)             Annual Bonus
                   -----------------------------------------------
                             80%                         40%
                   -----------------------------------------------
                             85%                         55%
                   -----------------------------------------------
                             90%                         70%
                   -----------------------------------------------
                             95%                         85%
                   -----------------------------------------------
                        100% or more                     100%
                   -----------------------------------------------

      (b) Discretionary Annual Bonus. In the event that Company actual revenues are less than eighty percent (80%) of the applicable Revenue Target, then payment of the Annual Bonus shall be determined by the Board in its sole discretion.

      (c)   Annual  Bonus.  Executive's  Annual Bonus shall equal fifty  percent
            (50%) of Base Salary and shall be payable in accordance with Sections 1(a) and (b) of Part A of this Appendix I.

      (d) Revenue Targets. No mandatory Annual Bonus shall be payable for the fiscal year ending December 31, 2002, irrespective of actual Company revenues. For the fiscal year ending December 31, 2003, the Revenue Target shall equal Fourteen Million Dollars ($14,000,000).

2. Long Term Incentive Program. During the Term of Executive's employment by the Company, Executive shall be entitled to participate in the Company's Executive Long Term

      Incentive Program which will be established by the Board in accordance with a strategic plan developed for the Company and on appropriate terms and conditions.

3. Incentive Stock Options.

      (a) General. As of the Effective Date of the Agreement and in accordance with the Company's 2002 Stock Option Plan, the Company shall award Executive common stock stock options (the "Options") in the aggregate amount of Five Hundred Twenty-One Thousand Nine Hundred Twenty-Eight (521,928). Seventy Thousand (70,000) Options, which shall be awarded to the Executive under the 2002 Stock Option Plan in connection with Executive's success bonus relating to the emergence of the Company from bankruptcy, shall be fully vested as of the date of such award; the remainder of the Options shall vest on a monthly schedule over a twenty-four (24) month period commencing on the Effective Date. The exercise price of the Options shall be the fair market value of the Company's common stock on the date of award of such Options, which will be determined by the Board of Directors. The Options shall expire ten (10) years from the date each Option becomes exercisable. Immediately preceding a Change of Control, all issued and unvested Options shall immediately become fully vested and exercisable by Executive.

      (b) Limited Anti-Dilution Protection. The parties understand and agree that the Company is contemplating an additional round of equity financing, not to exceed $2,000,000, which is intended to fund certain clinical trials that are desirable for product development. In the event that the Company consummates such an additional round of equity financing prior to the second anniversary of the Effective Date, Executive shall receive additional Options in an amount equivalent to 5% of the amount of additional financing committed. These additional Options shall vest as if they had been awarded on the award date described above and had been subject to the same twenty-four (24) month vesting period applicable to the Options issued pursuant to Appendix I, Part A, Paragraph (3)(a) above. The exercise price of such Options shall be the fair market value of the Company's common stock on the date of award of such Options, which will be determined by the Board of Directors. Financings shall include, but not be limited to, secondary public offerings, private placements and other vehicles used to provide funds to the Company. In the event that the proceeds from any additional round of equity financing are intended to be applied to any purpose other than to fund clinical trials as described above, then no additional Options shall be granted to Executive.

                  Part B - Employee Benefit Plans and Programs

1. Insurance Program. The Company shall establish for the benefit of Executive an insurance program, which shall include, among other things, life, health, dental, vision, flexible spending program, and long-term disability coverage. Such insurance program shall be no less competitive than similar benefit programs that are established for other health care companies or comparable industries.

2. Pension or Profit-Sharing Programs. In addition to the insurance program, the Company shall establish a 410(k) plan and may, at the Company's discretion, also establish a pension or other profit sharing program.


                                       17